                        DiVall Income Properties 3, L.P.

                                 QUARTERLY NEWS

================================================================================
 A publication of The Provo Group, Inc.                    THIRD QUARTER 2000



The Right Buyer Hasn't Been Found

We have been unable to sell the DiVall 3 portfolio at a price we believe reflects fair market value. The limited partners did not give us the authority to "fire sale" this partnership and we won't.

For a small Partnership, the combined assets have certain unique characteristics that require a sophisticated purchaser. We believe we have one major issue to resolve before this Partnership can be marketed as a whole. We intend to resolve that issue.

In the meantime, DiVall 3 is paying over 8% on the estimated net asset value. The cash flow stream continues to be stable. In today's volatile financial markets that's not bad.


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                            Distribution Highlights

 .    8% (approx.) annualized return from
     operations and other sources based on
     $3,500,000 (estimated net asset value as of December 31, 1999).

 .    $70,000 total amount distributed for the
     Third Quarter 2000 which was $5,000
     higher than originally projected.

 .    $4.09 per unit (approx.) for the Third
     Quarter 2000 from cash flow from
     operations.

 .    $701.00 to $540.00 range of distributions
     per unit from the first unit sold to the last unit sold before the offering closed (April
     1992), respectively. [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]

Page 2                              DiVall 3                            3 Q 00


Statements of Income and Cash Flow Highlights

 .    Revenues were consistent with the budget.

 .    Rental income shows a decline, which is
     due to the way percentage rents are
     accrued, based on new accounting
     standards.  This is offset by the
     unbudgeted restitution payments which
     have been received from Gary DiVall.

 .    There was an 10% decrease in "total"
     expenses from projections.

 .    The decrease in expenses is primarily due
     to lower than anticipated administrative costs and costs associated with the Advisory Board Meetings.

                         -----------------------------

                              Property Highlights

          Vacancies: There were no vacancies as of September 30, 2000
                                       .
      Delinquencies: There were no delinquencies as of September 30, 2000.

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                              Questions & Answers

1.   When can I expect my next distribution mailing?

     Your distribution correspondence for the Third Quarter of 2000 is scheduled to be mailed on November 15, 2000.

2.   When can I expect my 2000 Schedule K-1?

     The Schedule K-1's will be mailed no later than February 28,2000.

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For questions or additional information, please contact Investor Relations at:

                      1-800-547-7686  or  1-816-421-7444

               All written inquiries may be mailed or faxed to:

                             The Provo Group, Inc.
                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105
                              (FAX 816-221-2130)
                       E-Mail: jbiggs@theprovogroup.com

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

                        DIVALL INCOME PROPERTIES 3 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
              FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2000

                                                                      PROJECTED      ACTUAL     VARIANCE
                                                                      ---------    ---------    --------
                                                                         3RD          3RD
                                                                       QUARTER      QUARTER      BETTER
                                                                       9/30/00      9/30/00      (WORSE)
                                                                      ---------    ---------    --------
OPERATING REVENUES
    Rental income                                                     $105,450     $ 101,925    $ (3,525)
    Interest income                                                      5,640         7,618       1,978
    Other income                                                             0         1,610       1,610
                                                                      --------     ---------    --------
TOTAL OPERATING REVENUES                                              $111,090     $ 111,153    $     63
                                                                      --------     ---------    --------
OPERATING EXPENSES
    Insurance                                                         $    717     $     734    $    (17)
    Management fees                                                     16,545        16,836        (291)
    Overhead allowance                                                   1,356         1,358          (2)
    Advisory Board                                                       4,300         1,313       2,988
    Administrative                                                       7,452         2,923       4,529
    Professional services                                                3,075         2,535         540
    Auditing                                                             8,250         9,050        (800)
    Legal                                                                1,800         3,095      (1,295)
    Defaulted tenants                                                      150             0         150
                                                                      --------     ---------    --------
TOTAL OPERATING EXPENSES                                              $ 43,645     $  37,844    $  5,802
                                                                      --------     ---------    --------
INVESTIGATION AND RESTORATION EXPENSES                                $      0     $       0    $      0
                                                                      --------     ---------    --------
NON-OPERATING EXPENSES
    Depreciation                                                      $ 16,324     $  16,323    $      1
    Amortization                                                           446           446           0
                                                                      --------     ---------    --------
TOTAL NON-OPERATING EXPENSES                                          $ 16,770     $  16,769    $      1
                                                                      --------     ---------    --------
TOTAL EXPENSES                                                        $ 60,415     $  54,613    $  5,803
                                                                      --------     ---------    --------
NET INCOME                                                            $ 50,675     $  56,541    $  5,866

                                                                                                VARIANCE
OPERATING CASH RECONCILIATION:                                                                  --------
    Depreciation and amortization                                       16,770        16,769          (1)
    Recovery of amounts previously written off                               0        (1,610)     (1,610)
    (Increase) Decrease in current assets                               (5,986)       (2,795)      3,191
    Increase (Decrease) in current liabilities                           8,048       (10,583)    (18,631)
    (Increase) Decrease in cash reserved for payables                   (8,251)       10,000      18,251
    Advance from/(to) future cash flows for current distributions        3,375         3,375           0
                                                                      --------     ---------    --------
Net Cash Provided From Operating Activities                           $ 64,631     $  71,697    $  7,066
                                                                      --------     ---------    --------
CASH FLOWS FROM (USED IN) INVESTING AND FINANCING ACTIVITIES
    Recoveries from former general partners                                  0         1,610       1,610
                                                                      --------     ---------    --------
Net Cash Provided from Investing And Financing Activities             $      0     $   1,610    $  1,610
                                                                      --------     ---------    --------
Total Cash Flow For Quarter                                           $ 64,631     $  73,307    $  8,676

Cash Balance Beginning of Period                                       269,055       279,385      10,330
Less 2nd quarter distributions paid 8/00                               (65,000)      (65,000)          0
Change in cash reserved for payables or distributions                    4,876       (13,375)    (18,251)
                                                                      --------     ---------    --------
Cash Balance End of Period                                            $273,562     $ 274,317    $    755

Cash reserved for 3rd quarter L.P. distributions                       (65,000)      (70,000)     (5,000)
Cash advanced from (reserved for) future distributions                  (1,875)       (1,875)          0
Cash reserved for payment of payables                                  (24,758)      (67,500)    (42,742)
                                                                      --------     ---------    --------
Unrestricted Cash Balance End of Period                               $181,929     $ 134,942    $(46,988)
                                                                      ========     =========    ========

                                                                      PROJECTED      ACTUAL     VARIANCE
                                                                      ---------    ---------    --------
*   Quarterly Distribution                                            $ 65,000     $  70,000    $  5,000
    Mailing Date                                                      11/15/00     (enclosed)          -

*Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                             2000 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO (Note 1)

                                          REAL ESTATE                         EQUIPMENT                            TOTALS
                                  --------------------------   ---------------------------------------   ---------------------------
                                             ANNUAL              LEASE                 ANNUAL
                                              BASE      %      EXPIRATION              LEASE      %                  ANNUAL     %
  CONCEPT          LOCATION         COST      RENT    YIELD       DATE       COST     RECEIPTS  RETURN     COST     RECEIPTS  RETURN
-------------   ---------------   ---------  -------  ------   ----------  ---------  --------  ------   ---------  --------  ------
APPLEBEE'S      PITTSBURGH, PA      891,333  116,040  13.02%                 290,469             0.00%   1,239,896   116,040   9.36%
     "               "                                                        58,094             0.00%

DENNY'S         CO SPRINGS, CO      580,183   77,460  13.35%                 210,976      0      0.00%     791,159    77,460   9.79%
DENNY'S         ENGLEWOOD, CO       213,211   35,880  16.83%                 210,976             0.00%     424,187    35,880   8.46%

HARDEE'S (3)    ST. FRANCIS, WI   1,194,381   92,000   7.70%       (2)       369,688      0      0.00%   1,648,569    92,000   5.58%
     "               "                                             (2)        84,500      0      0.00%

HARDEE'S (3)    OAK CREEK, WI     1,341,906   88,000   6.56%       (2)       482,078      0      0.00%   1,929,472    88,000   4.56%
     "               "                                             (2)       105,488      0      0.00%
                                  ---------  -------  ------               ---------      -      -----   ---------   -------   -----
PORTFOLIO TOTALS (5 Properties)   4,221,014  409,380   9.70%               1,812,269      0      0.00%   6,033,283   409,380   6.79%

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.

     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.

     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.